UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 27, 2014

FRESH HEALTHY VENDING INTERATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-177305	45-2511250
(Commission File Number)	(IRS Employer Identification No.)

9605 Scranton Road, Suite 801, San Diego, California 92121
(Address of Principal Executive Offices)

858-210-4200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On May 27, 2014, Fresh Healthy Vending International, Inc. (the “Company”) entered into a non-binding Letter of Intent (the “LOI”) with Robert Jewel, a proposed Master Franchisee (the “Proposed Master Franchisee”), that outlines the intent of the parties to negotiate and enter into a master franchisee agreement by which the Company will grant exclusive master franchisee rights to a territory encompassing all of Australia to Mr. Jewel.

The terms of the LOI provide for the Company to receive:

•

A non-refundable down payment of $25,000;

•

An additional payment of $225,000 not later than 60 days after executing master franchisee agreement, subject to due diligence;

•

A further payment of $250,000 within 18 months of signing master franchisee agreement;

•

Franchise fees of $500 per unit sold; and

•

On-going royalties in the amount of one percent (1%) of sub-franchisee sales.

According to the LOI, the Proposed Master Franchisee will have the right to appoint and sell sub-franchises in Australia for an initial term of 10 years, subject to attaining certain enumerated performance targets.  Completion of this proposed transaction is subject to various conditions including, without limitation, additional due diligence, board and regulatory approvals, and negotiating, preparing and entering into a definitive development or master franchisee agreement. No assurance can be given that these conditions will be satisfied or that this proposed transaction will close.

The above summary is qualified in its entirety by reference to the LOI, filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On May 29, 2014, the Company issued a press release announcing that it had entered into a letter of intent to grant the Company's first international master franchise for Australia. A copy of that press release is attached to this Form 8-K as exhibit 99.2

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.

Description

10.7

Letter of Intent between Fresh Healthy Vending International, Inc. and Robert Jewel.

99.1

Press release dated May 29, 2014 regarding Letter of Intent to Grant First International Master Franchise for Australia.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2014

Fresh Healthy Vending International, Inc.

/s/ ALEX KENNEDY

By: Alex Kennedy

Chief Executive Officer and Chief Financial Officer

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